SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement

Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2).

Definitive proxy statement.

Definitive additional materials.

Soliciting material pursuant to §240.142-12.

MALAN REALTY INVESTORS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
Common Stock

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:
$43,531,645.00

(5) Total fee paid:
$4004.91

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

PRELIMINARY COPY

MALAN REALTY INVESTORS, INC.

30200 TELEGRAPH ROAD
BINGHAM FARMS, MICHIGAN 48025-4503

                    , 2002

Dear Fellow Shareholder:

      You are cordially invited to attend the 2002 annual meeting of shareholders of Malan Realty Investors, Inc. to be held at the Community House, 380 South Bates Street, Birmingham, Michigan on August 28, 2002, at 10:00 a.m., local time. At the meeting, you will be asked to approve two proposals. First, you will be asked to consider and approve a plan of liquidation. You will also be asked to elect five directors.

      The principal purpose of the plan of liquidation is to realize shareholder value by winding down our business and distributing the net proceeds of the liquidation to holders of our common stock. The plan of liquidation contemplates the following steps:

•	selling our properties for cash or other consideration;

•	paying or providing for our liabilities and expenses;

•	distributing the net proceeds of the liquidation to our shareholders; and

•	winding up of our operations and dissolving the company.

      Once a quorum is present or represented by proxy at the annual meeting, the affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve the plan of liquidation. The affirmative vote of the holders of a plurality of the shares of our common stock is required to elect each nominee for election to our board of directors.

      Our directors and executive officers controlling approximately 14.28% of our outstanding common stock have indicated their intention to vote all of their shares in favor of the plan of liquidation and our nominees for election to the board of directors. Assuming our directors and executive officers vote in favor of the plan of liquidation, the affirmative vote of an additional 35.72% of our outstanding common stock will be sufficient to approve the plan of liquidation.

      Our board of directors believes that the plan of liquidation is in the best interests of Malan and our shareholders, has approved the plan of liquidation, and recommends that you vote “FOR” the plan of liquidation. You should carefully read the plan of liquidation, a copy of which is attached as Appendix A to the accompanying proxy statement. The board also recommends that you vote “FOR” each of its nominees for election to the board of directors.

      At the annual meeting, you will also be asked to transact such other business as may properly come before the meeting or any adjournment or postponement thereof. It is not anticipated that any other matter will be brought before the annual meeting. If other matters are properly presented, however, proxies will be voted in accordance with the discretion of the proxy holders.

      Your vote is important. Whether or not you plan to attend the annual meeting, you are requested to promptly sign, date and mail the enclosed proxy card in the postage-paid envelope provided. Returning a signed proxy card will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting, but your presence (without further action) at the annual meeting will not constitute revocation of a previously delivered proxy.

      On behalf of your board of directors, thank you for your continued support.

Sincerely,

JEFFREY D. LEWIS
President and Chief Executive Officer

MALAN REALTY INVESTORS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD AUGUST 28, 2002

To the Shareholders of

Malan Realty Investors, Inc.

       The annual meeting of shareholders of MALAN REALTY INVESTORS, INC. will be held on August 28, 2002, at the Community House, 380 South Bates Street, Birmingham, Michigan, at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a plan of liquidation, and to ratify and approve the transactions described in the accompanying proxy statement which Malan and its board of directors have undertaken in connection with the plan of liquidation;

2.	To elect five directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified; and

3.	To transact such other business as may properly come before the meeting.

       The board of directors currently knows of no other business to be presented by or on behalf of Malan.

       Only shareholders of record at the close of business on                         , 2002 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting. Malan shareholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope.

By Order of the Board of Directors

JEFFREY D. LEWIS,
President and Chief Executive Officer

Bingham Farms, Michigan

[                  ], 2002

       EVEN IF YOU EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE TO ENSURE THE PRESENCE OF A QUORUM. ANY PROXY MAY BE REVOKED IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE MEETING.

SUMMARY OF THE ANNUAL MEETING
BACKGROUND AND REASONS FOR THE LIQUIDATION
THE PLAN OF LIQUIDATION
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS
OTHER MATTERS
COSTS OF PROXY SOLICITATION
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION

i

MALAN REALTY INVESTORS, INC.

30200 Telegraph Road
Bingham Farms, Michigan 48025-4503

SUMMARY OF THE ANNUAL MEETING

       This proxy statement contains information regarding the annual meeting of shareholders of Malan Realty Investors, Inc. to be held August 28, 2002 at 10:00 a.m., local time, at the Community House, 380 South Bates Street, Birmingham, Michigan. Our board of directors is soliciting your proxy to encourage your participation in the voting at the annual meeting and to obtain your support on each of the proposals.

      You are invited to attend the annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. The enclosed proxy card is the means by which you authorize another person to vote your shares in accordance with your instructions. This proxy statement provides you with information on the proposals and other matters that you may find useful in determining how to vote. We expect to mail this proxy statement on or about                     , 2002.

      This summary does not contain all the information that is important to you. To fully understand the plan of liquidation, you should carefully read the entire proxy statement. The plan of liquidation is attached as Appendix A to this proxy statement. We encourage you to read the plan.

What is Malan’s business?

      We are a self-administered and self-managed real estate investment trust engaged in the ownership and management of properties that are leased primarily to national and regional retail companies. We own 57 community shopping centers, freestanding retail stores and theater complexes located in nine states that contain an aggregate of approximately 5.4 million square feet of gross leasable area.

What is the purpose of the annual meeting?

      The annual meeting allows our shareholders to vote on

•	our plan of liquidation, and

•	the election of five directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

      The board of directors does not propose to conduct any other business at the annual meeting. In addition, management will report on our performance during 2001 and will respond to questions from shareholders.

What is the purpose of the plan of liquidation?

      The plan of liquidation is intended to realize shareholder value by selling all of our properties and, subject to payment of our liabilities, distributing the net proceeds of the sale to our shareholders.

What are the board’s recommendations?

      Our board believes that the plan of liquidation is in the best interests of our shareholders, has unanimously approved the plan of liquidation and recommends that you vote “FOR” the plan of liquidation and “FOR” election of the nominated slate of directors.

What is the amount and timing of distributions that will be paid to the shareholders as a result of the liquidation?

      Although we cannot be sure of the amounts, timing or number of distributions, we currently estimate that you will receive cash distributions totaling in the range of $4.75 to $8.50 for each share of our common stock that you own, assuming (1) we sell our properties for an aggregate of between $223 million and $235 million of gross consideration, (2) we successfully appeal the judgment against us in favor of our former CEO, and (3) you hold your shares through the completion of the liquidation. The actual amount you will receive in the liquidation will depend on (1) the expenses incurred during the liquidation process, (2) the amounts realized from the liquidation of our assets and (3) the amounts reserved to pay or provide for our liabilities. The actual proceeds you receive in liquidation also will depend on the length of time required to execute the plan of liquidation. The timing of the execution of the plan will play a role in determining how fast we can retire our outstanding debt obligations and other liabilities, thereby reducing our interest cost as well as in determining the administrative costs incurred in winding up our operations.

      The board believes, based on assumptions it considers reasonable, that you will receive total liquidating distributions of approximately $8.00 per share. However, should actual circumstances differ from the board’s assumptions, you could receive more or less than the $8.00 estimate. This is due in part to Malan’s high level of debt. Because of the high level of debt, for example, a 1% change in the sale price of the properties (in total) changes the estimated liquidating distributions per share by $0.44, or 5.5%. Although the board does not believe it likely that you will receive more than $8.50, you should be aware that, under more cautious assumptions, net proceeds per share could be $4.75 or lower. In addition, 26 of our 57 properties are leased to Kmart, which is in bankruptcy, making the sale of these properties more difficult. Due to these uncertainties, we cannot assure you what the ultimate amount of liquidating distributions will be.

Will we continue to maintain our status as a REIT?

      We intend to make distributions in amounts sufficient to allow us to remain qualified as a REIT under the Internal Revenue Code throughout the period of the liquidation of our assets. However, given the changes in the nature of our assets and in our sources of income that could result from dispositions of assets and the need to retain assets to meet liabilities, we cannot assure you that we will continue to meet the REIT qualification tests. If we fail to qualify as a REIT, we would be taxed as a corporation on income from operations and on gains recognized upon liquidating sales of our assets.

Will I continue to receive regular quarterly dividends?

      We will not pay regular quarterly dividends out of operating cash flow.

What is the anticipated date of the liquidation?

      We are working to complete the liquidation as soon as possible. We anticipate completing the liquidation within two years, subject to receipt of shareholder approval, applicable lender consents, sale of our properties and satisfaction of other requirements. The board of directors may, however, determine that it is in the best interests of our shareholders that some assets are placed into a liquidating trust, which could delay the receipt by our shareholders of the final proceeds of the liquidation.

What tax consequences are there?

      Your receipt of cash under the plan of liquidation will be a taxable transaction to you for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, your receipt of cash in exchange for your shares of common stock generally will cause you to recognize gain or loss measured by the difference between the cash you receive in the liquidation and your tax basis in your shares.

      If we form a liquidating trust, we would distribute beneficial interests in the liquidating trust pro rata to our shareholders. That distribution would be a taxable event to shareholders. You should consult your own tax advisor for a full understanding of the liquidation’s tax consequences to you.

Do I have dissenters’ rights?

      Because our shares are listed on the New York Stock Exchange, shareholders have no statutory right to dissent from the liquidation.

Who is entitled to vote at the meeting?

      Only shareholders of record at the close of business on the record date of                     , 2002 are entitled to receive notice of the annual meeting and to vote those shares of common stock that they held on the record date. Each outstanding share of common stock is entitled to one vote on each matter to be voted on at the meeting.

What constitutes a quorum?

      A quorum exists at the annual meeting if the holders of a majority of the outstanding shares of our common stock on the record date attend the annual meeting, in person or by proxy. As of the record date,                     , 2002, 5,121,370 shares of common stock were outstanding. Proxies received but marked as abstentions and “broker non-votes” that may result from beneficial owners’ failure to give specific voting instructions to their brokers or other nominees holding in “street name” will be counted as present to determine whether there is a quorum.

      You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting, and obtain and submit a ballot. A ballot will be provided at the meeting. To vote by proxy, you must complete and return the enclosed proxy card. A properly completed and signed proxy card will be voted as you direct on the card.

      If you complete all of the proxy card except the voting instructions, then the designated proxies (Jeffrey D. Lewis and Paul Gray) will vote your shares for the plan of liquidation and for the election of the nominated directors. If any nominee for election to the board is unable to serve, which is not anticipated, or if any other matters properly come before the annual meeting, then the designated proxies will vote your shares in accordance with their best judgment.

Can I change my vote after I return my proxy?

      You may change your vote at any time before your proxy is exercised by: (i) notifying the Secretary of Malan in writing of your revocation, (ii) submitting a later dated proxy or (iii) attending the annual meeting and indicating that you intend to vote your shares yourself. If you attend the annual meeting, Messrs. Lewis and Gray still have authority to vote your shares in accordance with your instructions on the proxy unless you indicate at the annual meeting that you intend to vote your shares yourself.

What vote is required to approve each matter to be voted upon at the meeting?

      Plan of Liquidation. The affirmative vote of at least a majority of the outstanding shares of our common stock is required to approve our plan of liquidation. Abstention, the failure to vote or a broker non-vote has the same effect as a vote against the plan of liquidation.

      Our directors and executive officers controlling approximately 14.28% of our standing common stock have indicated their intention to vote all of their shares in favor of the plan of liquidation and our nominees for election to the board of directors. Assuming our directors and executive officers vote in favor of the plan of liquidation, the affirmative vote of an additional 35.72% of our outstanding common stock will be sufficient to approve the plan of liquidation.

      Election of Directors. Five directors are to be elected at the meeting. Nominees for directors who receive a plurality of the votes cast at the meeting are elected to the board of directors. A properly signed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted for the director(s) so indicated, but it will be counted to determine whether there is a quorum.

      The election of directors will be determined by votes cast. Because broker non-votes and abstentions are included only in the calculation of the number of shares present at the meeting, and do not count as votes cast, they will not affect the election of directors.

      Other Matters. If any other matter is properly submitted to the shareholders at the annual meeting, it will be adopted by the affirmative vote of the holders of a majority of votes cast at the meeting.

Who can answer my questions?

      If you have any questions regarding the liquidation or any other matters discussed in this proxy statement, please contact:

Jeffrey D. Lewis
Malan Realty Investors, Inc.
30200 Telegraph Road, Suite 105
Bingham Farms, Michigan 48025-4503
(248) 644-7110

BACKGROUND AND REASONS FOR THE LIQUIDATION

      On March 19, 2002, our board unanimously voted to recommend a plan of liquidation to shareholders at our 2002 annual meeting. The background of the board’s decision follows:

New Management Following 2000 Proxy Contest

      Kensington Investment Group, a registered investment advisor specializing in real estate securities and a Malan shareholder since 1995, initiated a successful proxy contest in connection with our 2000 annual meeting. As a result of the proxy contest:

•	a new board of directors took office at the 2000 annual meeting;

•	our former CEO and President, Anthony S. Gramer, departed in July 2000;

•	we hired a new CEO, Jeffrey D. Lewis, in September 2000; and

•	under our new CEO’s leadership, we began exploring strategies for enhancing shareholder value.

Challenges Our New Management Faced

      Our new management inherited a number of challenges, including the following:

  Over-Leverage at Bricktown Square

      Malan’s largest asset, Bricktown Square in Chicago, is seriously over-leveraged. It is encumbered by two mortgages totaling almost $35 million, including $27 million of debt that is fully recourse to Malan. We acquired the center, which has 306,000 square feet, at the time of our initial public offering in 1994 from a partnership controlled by our former CEO. We have entered into a contract to sell Bricktown Square for $22.5 million, well below its mortgage debt.

  High Leverage Generally, Cross-Collateralization

      Malan’s overall leverage is too high, compounded by a historical dividend rate that exceeded our cash flow from operations, making it difficult to borrow additional funds to finance growth. Our debt-to-equity ratio increased from 4.4-to-1 at December 31, 1999 to 5.2-to-1 at December 31, 2000.

      In addition, significant amounts of debt began to mature in 2001. Of approximately $195 million of debt at December 31, 2000, approximately $142 million matures over the four years ending December 31, 2004.

      Moreover, two of our mortgage loans are secured by multiple properties and have restrictive release provisions that make it difficult to sell or refinance single properties. A total of 36 of our 57 properties are encumbered by these mortgages. For example, one of the loans requires that we pay 175% of the loan balance allocated to a property in order for the lender to release the property from the mortgage securing the loan. This cross collateralization makes it difficult to sell or refinance individual properties other than as a group, depriving us of considerable flexibility in selectively upgrading our portfolio.

  Small REIT with High Fixed Costs

      As a small REIT with a market capitalization of less than $25 million, we are not able to achieve economies of scale. Our fixed costs as a percentage of revenues are relatively high compared with other REITs, making it harder for us to compete.

      Our properties are located primarily in secondary markets or remote cities and towns with lower growth prospects than major markets. In addition, our small size makes it difficult for us to access capital on favorable terms.

Adoption of Strategic Plan

      To address these challenges, at the beginning of 2001 we adopted a strategic plan with the following key elements:

•	restructuring of our debt, within the constraints outlined above;

•	the sale of mature and non-strategic properties;

•	redeployment of property sale proceeds in the best investments possible, depending on the circumstances, including:

•	repayment of debt;

•	share repurchases;

•	redevelopment of existing properties; and

•	strategic investments in new real estate; and

•	reducing our dividend pay-out ratio, and periodically reassessing our dividend policy.

      Our board sought to keep all its options open. In March 2001, we announced that if these initiatives did not add value, we would explore all other alternatives to realize shareholder value, including the sale of assets or the sale of the entire company.

Implementation of our Strategic Plan

      During 2001, as a result of implementing our strategic plan:

•	we sold seven properties, including five Kmart centers, with a total of 524,000 square feet, receiving proceeds of $12 million, after sales expenses;

•	we retained Chicago-based Cohen Financial, a national real estate finance company, in the spring of 2001 to advise us in connection with restructuring our debt;

•	we retired our line of credit with Greenwich Capital Markets, Inc., which had a balance of $11.7 million at year-end 2000;

•	we repurchased 48,100 shares of our common stock at an average price of $8.26 per share;

•	we leased 37,280 of 68,253 square feet of vacant space at Bricktown Square and obtained a forbearance until December 2001 from Bricktown’s junior mortgage lender;

•	we borrowed $9.6 million from an affiliate of Cohen Financial to finance developments and redevelopments;

•	we redeveloped our Pine Ridge Plaza center in Lawrence Kansas, adding 57,500 square feet for a total cost of approximately $4.6 million, of which approximately 42,875 square feet are currently occupied; and

•	to improve our balance sheet, we reduced our regular dividends from $1.70 to $1.00 per share, aiming to limit our dividends to two-thirds of cash available for distribution.

Additional Challenges

  Redevelopment Setbacks

      In the spring of 2001, we obtained city approval for a planned unit development to develop up to 90 acres next to and including our 12-acre Orchard 14 shopping center in Farmington Hills, Michigan. We believe this opportunity represented the single largest value-added opportunity in our portfolio. We planned to develop the 39-acre first phase at Farmington Hills through a joint venture with Grand Sakwa Acquisitions, L.L.C. However, Grand Sakwa filed suit in June 2001 to declare our joint development agreement unenforceable, and we counterclaimed for specific performance. In December 2001, we settled with Grand Sakwa, with each party agreeing to forego its claims against the other.

      In December 2001, in view of the setbacks at Farmington Hills and the lack of attractive development or acquisition opportunities, our board decided to refine Malan’s strategic plan to focus on retiring debt through the sale or refinancing of existing properties. On December 18, 2001, we announced that we would stop making any new investments in real estate other than redevelopment of existing properties and instead would concentrate on repaying or refinancing debt maturing in the following two-and-a-half years.

  Other Initiatives

      Over the course of several months beginning in September 2001, we had preliminary discussions with a large REIT concerning the formation of a joint venture involving approximately 21 of our properties. Had the joint venture materialized, we would have retained only a minority interest in all our Kmart properties. However, discussions concerning the joint venture terminated in February 2002 in part because of the uncertainty associated with the Kmart bankruptcy on pricing of the venture.

  Recession

      The 2001 recession has hit the retail industry particularly hard. Our tenants have been adversely affected by the recession, making it more difficult for us to sell our properties or refinance them on favorable terms.

  Kmart Bankruptcy

      In January 2002, Kmart filed for bankruptcy protection under Chapter 11. At the time of its bankruptcy filing, we leased 27 properties to Kmart, which accounted for approximately 27.7% of our annualized base rent in 2001. We sold one of our Kmart properties in May 2002. Kmart has assumed and assigned one Malan lease and has vacated four other Malan centers. Kmart will either reject these four leases or assume and assign the leases on these stores and may close other stores it leases from us.

      The uncertainty over which leases Kmart ultimately will reject or assume has made it difficult for us to sell or refinance our Kmart properties. Moreover, Kmart has indicated it will not emerge from bankruptcy until after almost $85 million of Malan debt becomes due, forcing us to sell or refinance properties while still facing the uncertainties of the bankruptcy.

Consideration of Liquidation

      As stated in our 2000 annual report to stockholders and other public announcements about our strategic plan, our board of directors has considered a variety of options for realizing shareholder value, including the possibility of liquidation. In early 2002, the board increasingly saw liquidation as a more compelling alternative, for the reasons outlined below under “Reasons for Recommending Liquidation.”

      At its meeting on March 12, 2002, the board directed management to engage in preliminary discussions with as many of Malan’s lenders as possible to gauge their reaction to the possible liquidation of Malan. Management reported at a board meeting on March 19, 2002 that it had held discussions with nearly all of these lenders and that none appeared to be adverse to a liquidation. At the conclusion of the meeting, the board voted unanimously in favor of recommending a plan of liquidation to shareholders at Malan’s 2002 annual meeting, subject to approval of lenders. In view of the liquidation proposal, the board also voted unanimously in favor of suspending regular quarterly cash dividends paid out of operating cash flow, with a view to using available cash to pay debt and making liquidating distributions to shareholders out of net property sales proceeds.

Reasons for Recommending Liquidation

      Our board of directors believes that adoption of the plan of liquidation is in the best interests of shareholders. In arriving at this decision, the board considered the following:

•	Malan needs to be considerably larger in order to compete effectively by spreading fixed costs over a larger revenue base and to access capital on more favorable terms;

•	our high degree of leverage makes it difficult to obtain additional capital to finance future growth;

•	our debt maturity schedule, coupled with the timing and uncertainty of the Kmart bankruptcy, requires us to sell rather than refinance properties, causing us to contract rather than expand;

•	we discovered that the impediments outweighed the prospective benefits from our single largest redevelopment effort, the Farmington Hills project, which would have spanned up to three phases over an anticipated four years;

•	our efforts to recapitalize 21 of our Kmart properties through a joint venture likewise did not materialize due in part to Kmart’s bankruptcy filing;

•	given our debt structure and our overhead, if we are not able to grow, we should liquidate sooner rather than later;

•	Kmart’s bankruptcy adds substantial uncertainty to our long-term prospects;

•	market conditions have provided relatively few opportunities to grow through attractive acquisition opportunities;

•	although we solicited offers to buy the entire company, we did not receive any acceptable offers;

•	the sale of our assets separately rather than as part of a single transaction is likely to yield higher prices and total net proceeds than if we were to sell them in one or two “wholesale” transactions;

•	the decision to liquidate will enable management to start reducing overhead that will not be needed to support future expansion efforts;

•	as a result, the board believes that the estimated amount of liquidating distributions totaling between $4.75 and $8.50 cash per share is fair relative to its own assessment of our current and expected future financial condition, results of operations and business opportunities.

      Our board of directors believes that each of the factors outlined above supports its recommendation in favor of liquidation. The board also considered potentially negative factors relating to liquidation, including the following:

•	upon completion of the liquidation, shareholders will not benefit from any future earnings from or growth in the value of our assets;

•	any shareholders who bought their shares at prices higher than the sum of the per share amounts of operating dividends and liquidating distributions they receive will suffer a loss on their investment.

      The board believes, based on assumptions it considers reasonable, that you will receive total liquidating distributions of approximately $8.00 per share. However, should actual circumstances differ from the board’s assumptions, you could receive more or less than the $8.00 estimate. This is due in part to Malan’s high level of debt. Because of the high level of debt, for example, a 1% change in the sale price of the properties (in total) changes the estimated liquidating distributions per share by $0.44, or 5.5%. Although the board does not believe it likely that you will receive more than $8.50, you should be aware that, under more cautious assumptions, net proceeds per share could be $4.75 or lower.

      Based on a consideration of all the factors outlined above, the board of directors unanimously adopted a plan of liquidation on June      , 2002 and directed that it be submitted for shareholder approval. The board believes that the plan of liquidation is in the best interests of shareholders for the reasons outlined above and recommends that shareholders vote in favor of the plan.

THE PLAN OF LIQUIDATION

What You Are Being Asked To Approve

      You are being asked to approve our proposed plan of liquidation. By voting in favor of the plan of liquidation, you will also approve and ratify the transactions described in this proxy statement which Malan and its board of directors have undertaken in connection with the recommendation that the shareholders approve the plan.

The Board’s Recommendation

      Our board of directors recommends that you vote “FOR” the plan of liquidation.

What the Plan of Liquidation Contemplates

      The plan of liquidation contemplates the following agreements and steps:

•	the orderly sale of our assets for cash or such other form of consideration as may be conveniently distributed to shareholders;

•	although we have no current plan to sell any of its assets for consideration other than cash, we may determine to sell assets for transferable securities or other consideration depending on the values to be received in such transactions;

•	paying (or providing for) our liabilities and expenses;

•	distributing the net proceeds of the liquidation to the holders of our common stock; and

•	winding up our operations and dissolving, all in accordance with the plan of liquidation attached as Appendix A to this proxy statement.

Key Provisions of the Plan of Liquidation

      The plan provides, in part, that:

•	We may not engage in any business activities, except to the extent necessary to preserve our assets, wind up our business and affairs, discharge and pay all our liabilities, and distribute our assets to our shareholders;

•	If determined by the board of directors, we will transfer to a liquidating trust our remaining cash and property to pay (or adequately provide for) all the remaining debts and liabilities and to make liquidating distributions to shareholders;

•	Upon our transfer to the liquidating trust of our remaining assets, such assets will be held solely for the benefit of an ultimate distribution to our shareholders after payment of unsatisfied debts and liabilities, and the shareholders’ certificates for shares will be deemed to represent certificates for identical interests in the liquidating trust;

•	The distributions contemplated by the plan of liquidation are anticipated to be in complete liquidation of Malan and in cancellation of all issued and outstanding shares of common stock;

•	The board of directors has the authority to terminate our status as a REIT under the Internal Revenue Code of 1986.

•	The board of directors, or the trustees of the liquidating trust, and such officers as the board of directors may direct, are authorized to interpret the provisions of the plan and to take such further actions and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may in their judgment be necessary or desirable in order to wind up expeditiously our affairs and complete the liquidation; and

•	Notwithstanding approval of the plan by our shareholders, the board of directors may modify or amend the plan without further action by the shareholders to the extent permitted under then current law.

      We intend to maintain an insurance policy for our officers, directors, employees, agents and representatives against liability asserted against or incurred by such persons in their capacity as such or arising from their status as officer, director, employee, agent, or representative, and for actions taken in connection with the plan of liquidation and the winding up of our affairs, which policy will continue in effect for a period of three years following the completion of the liquidation.

Lender Consents

      Our agreements with some, but not all, of our lenders require lender consent for liquidation. We have advised each of these lenders about the plan of liquidation. The lenders have requested that we defer our request for written consent until after shareholder approval of the plan of liquidation. We have no reason to believe that our lenders will not consent to liquidation. Consummation of the plan of liquidation is subject to the receipt of applicable lender consents.

Expected Distributions

  Timing and Amount

      Our board has not established a firm timetable for distributions to shareholders. Under the terms of the plan of liquidation and Michigan Business Corporation Act, after the sale or other liquidation of our assets, and after providing for the payment of our obligations and liabilities, we will distribute to shareholders the remaining cash proceeds we receive from the sale or other liquidation of our assets in cancellation of all of our outstanding capital shares. All distributions will be paid to shareholders of record at the close of business on the record dates to be determined by the board, pro rata based on the number of shares owned by each.

      The final distribution to shareholders will be made, if possible, no later than the second anniversary of the date on which our shareholders approve the plan of liquidation. However, we cannot assure you that the final distribution will be made in such time period.

      Although we cannot be sure of the amounts, we currently believe that you will receive cash distributions totaling in the range of about $4.75 to $8.50 per share. The amount and timing of the distributions represent our current estimates. It is not possible to determine with certainty the aggregate net proceeds that may ultimately be available for distribution to shareholders. See “Uncertainties Relating to Estimated Distributions.” The actual amount and timing of, and record dates for, shareholder distributions will be determined by our board in its sole discretion and will depend upon the timing and proceeds of the sale of our remaining assets, and the amounts deemed necessary by our board to pay or provide for all of our liabilities and obligations.

      The board believes, based on assumptions it considers reasonable, that you will receive total liquidating distributions of approximately $8.00 per share. However, should actual circumstances differ from the board’s assumptions, you could receive more or less than the $8.00 estimate. This is due in part to Malan’s high level of debt. Because of the high level of debt, for example, a 1% change in the sale price of the properties (in total) changes the estimated liquidating distributions per share by $0.44, or 5.5%. Although the board does not believe it likely that you will receive more than $8.00, you should be aware that, under more cautious assumptions, net proceeds per share could be $4.75 or lower.

  Calculation of Estimated Distributions

      To estimate the amounts that may be available for distribution from the liquidation proceeds, we estimated costs of the liquidation. We also estimated general and administrative costs during the liquidation process. Payment of the distributions is in each case subject to the payment or provision for payment of our obligations to the extent not assumed by any purchasers of our assets and any tax liabilities. We believe that we will have sufficient cash to pay all of our current and accrued obligations as a result of cash flow from operations and asset sales. However, if contingent or unknown liabilities exist, distributions to shareholders may be reduced or delayed. Also, claims, liabilities and expenses will continue to accrue following approval of the plan of liquidation, as the expenses that we have estimated for professional fees and other expenses of liquidation are significant. These expenses will reduce the amount of cash available for ultimate distribution to shareholders.

      We derived the expected distribution amounts by estimating the following amounts we expected to receive and pay through the date of dissolution:

•	the gross proceeds we expect to receive from the sale of our properties, currently estimated to total between $223 million and $235 million;

•	repayment of a minimum of $184 million in debt;

•	the income we expect to earn from our properties during the liquidation process, estimated on the assumption that the sale of our properties would be complete within 24 months after approval of the liquidation by our shareholders; and

•	the amounts we expect to pay to satisfy our expenses, including estimated selling costs of $7 million and fees payable to Cohen Financial, our financial advisor, of approximately $3.2 million.

      We have estimated the net proceeds from the sale of our properties in consultation with our financial advisor, Cohen Financial, by establishing a range of target prices based on net asset value. Net asset value is based on stabilized net operating income for the 12 month period ended December 31, 2001 and property specific capitalization rates which we consider reasonable based upon our experience in the real estate industry. We have obtained no formal independent appraisals of the fair market value of our properties or any fairness opinions with respect to the liquidation.

  Uncertainties Relating to Estimated Distributions

      Our estimates of potential distributions were prepared solely for internal planning purposes. The preparation of these estimates involved judgments and assumptions with respect to the liquidation process that, although considered reasonable at the time by management, may not be realized. We cannot assure you that actual results will not vary materially from the estimates. For example, because of our high degree of leverage, any differences in the gross sales prices of our properties will have a more significant effect on the funds available for liquidating distributions to shareholders in comparison with other companies having a lower leverage ratio. The ratio of our total debt to our market capitalization at March 31, 2002 was 8.3 to 1.

      In May 2001, the circuit court in Oakland County, Michigan granted summary disposition in favor of Anthony S. Gramer, Malan’s former president and CEO, in litigation brought by Gramer seeking more than $1 million for breach of an employment agreement. The Court upheld the decision in September 2001 ruling in Gramer’s favor that he is entitled under his agreements with Malan to both change in control payments and termination payments through December 2003, in a lump sum. We believe that the order was entered in error and have filed an appeal with the Michigan Court of Appeals. We have not recorded a liability related to this lawsuit and intend to vigorously pursue all available avenues open in the litigation because we strongly believe that we have met all obligations under the employment agreement. We believe the maximum potential damages excluding interest if we are unsuccessful in our appeal of Gramer’s judgment total approximately $1.044 million. If we are unsuccessful in our appeal, assuming payment to Gramer of $1.044 million, estimated cash distributions to shareholders would be reduced by approximately $0.20 per share.

      Other examples of uncertainties that could cause the aggregate amount of distributions to be less than our estimates include the following:

•	The value of our assets and the time required to sell our assets may change due to a number of factors beyond our control, including market conditions and the uncertainty related to the Kmart bankruptcy.

•	Our estimate of net distributable cash resulting from our liquidation is based on estimates of the costs and expenses of the liquidation. If actual costs and expenses exceed such estimated amount, actual aggregate distributions to shareholders as a result of the liquidation could be less than estimated.

•	If properties are not leased by the dates and at the rental rates we currently expect, the liquidation may not yield distributions as great as or greater than the recent market prices of the shares of common stock.

•	If liabilities, unknown or contingent at the time of the mailing of this proxy statement, later arise which must be satisfied or reserved for as part of the plan of liquidation, the aggregate amount of distributions to shareholders as a result of the plan of liquidation could be less than estimated.

•	Delays in consummating the plan of liquidation could result in additional expenses and result in actual aggregate distributions to shareholders less than our estimated amount.

      We do not anticipate updating or otherwise publicly revising the estimates presented in this document to reflect circumstances existing or developments occurring after the preparation of these estimates or to reflect the occurrence of anticipated events. The estimates were not audited or reviewed by independent auditors.

      Given the change in the nature of our assets and in our sources of income that could result from dispositions of assets and the need to retain assets to meet liabilities, we cannot assure you that we will continue to meet the REIT qualification tests.

  Cancellation of Shares

      The final distribution will be in complete redemption and cancellation of our outstanding shares. Upon such final distribution, you may be required to surrender your share certificates. If we cannot make distributions to a shareholder because mail is not deliverable to the last known address of that shareholder on the shareholder list we maintain, we will hold the funds subject to unclaimed funds or escheat statutes of the state of the shareholder’s last known address. If such state does not have an escheat law, the law of Michigan will govern. If a shareholder does not claim such funds within the statutory period, the funds may escheat to the state.

Contracts for the Sale of Properties

      As of June 18, 2002, we have signed contracts for the sale of 15 of our properties. The following table sets forth information about these proposed sales.

			Malan
			Owned
Name and Address	Shopping		Sq.
of Buyer	Center	Location	Ft.(GLA)	Occupancy	Price	Status

ATMF VI, L.L.C	Orchard 14	Farmington Hills, MI	139,670	73%	$6,200,000	Environmental due diligence
6735 Telegraph Road, Suite 110						period expires July 16, 2002
Bloomfield Hills, MI 48301

Paramount Holding
Company, L.L.C	Clinton Pointe	Clinton Twp., MI	135,330	86%	$12,000,000	Due diligence period expires
31000 Northwestern Hwy.,						June 20, 2002
Suite 200
Farmington Hills, MI 48334

Pine Ridge Plaza, L.L.C	Pine Ridge Plaza	Lawrence, KS	250,533	94%	$13,850,000	Purchaser waived due
4250 Shawnee Mission Parkway						diligence, closing anticipated
Suite 159						July 15, 2002
Shawnee Mission, KS 66203

Hutensky Capital Partners, L.L.C	11 Kmart anchored				$42,000,000	Due diligence period expires
280 Trumbell Street, 2nd Fl	shopping centers					July 10, 2002
Hartford, CT 06103
		Chicago, IL	98,268	100%
		Franklin Park, IL	98,268	100%
		Lansing, IL	98,268	100%
		Springfield, IL	125,101	97%
		Merrillville, IN	177,539	92%
		Salina, KS	87,406	100%
		Wichita, KS	130,380	86%
		Jefferson City, MO	124,798	100%
		Kansas City, MO	104,490	100%
		Milwaukee, WI	117,791	100%
		Hales Corners, WI	152,166	96%

Next Ventures, LLC	Bricktown Sq.	Chicago, IL	306,421	90%	$22,500,000	Environmental due diligence
Two Northfield Plaza, Suite 320						period expires June 24, 2002
Northfield, IL 60093

TOTAL					$96,550,000

     All of these contracts other than the Pine Ridge Plaza agreement are still in the due diligence period. The buyer may terminate the contract for any reason or in certain cases for reasons related to environmental conditions only before the end of the due diligence period. All of the contracts are typical contracts for the purchase and sale of real estate, but provide for “as is” sales. Once the due diligence period expires, the buyer is required to close or forfeit its earnest money deposit unless a condition to closing such as a lender consent or title insurance is not satisfied. Closings typically take place 30 to 60 days after the end of the due diligence period.

      We estimate that the net cash proceeds from the closing of these contracts will be approximately $94 million, and will be used to pay down our outstanding debt as follows: (i) $57 million on our securitized mortgage loan and (ii) $37 million of other debt encumbering two of the properties. The securitized mortgage loan is collateralized by 23 of our properties, has a current balance of approximately $57.9 million and is due August 2002. The remaining balance on the securitized mortgage loan is expected to be satisfied out of existing cash reserves. To the extent that the property sale closings do not occur by the maturity date, we will use bridge financing to retire the securitized mortgage loan and use the property sale proceeds to retire the bridge financing. We do not anticipate making any liquidating distributions to shareholders from the net cash proceeds from these property sales.

      We are currently negotiating sales contracts for the sale of an additional 17 properties, including 13 shopping centers anchored by Wal-Marts that are owned and managed by third parties. The total price for these properties is estimated at $49.9 million, including assumption of mortgage debt.

      There can be no assurance that any or all of the properties that are the subject of existing or proposed contracts will be sold under these contracts.

Dissolution

      Following approval of the plan by the shareholders and the receipt of all applicable lender consents, articles of dissolution will be filed with the Michigan Department of Consumer and Industry Services, Corporation Division (“Michigan Corporation Division”) dissolving Malan. The dissolution will become effective upon proper filing of the articles of dissolution with the Michigan Corporation Division and our obtaining a tax clearance certificate from the Michigan Department of Treasury. Pursuant to the Michigan Business Corporation Act, we will continue to exist for the purpose of winding up our affairs by collecting our assets, selling or otherwise transferring, with or without security, assets which are not to be distributed in kind to our shareholders, paying our debts and other liabilities and doing all other acts incident to liquidation of our business and affairs. However, we will not carry on any other business.

Transferability of Shares; NYSE Listing

      We anticipate that the market price of our common shares will decline as we make liquidating distributions to our shareholders. Our stock will be immediately delisted from the New York Stock Exchange if (1) our average market capitalization over 30 consecutive trading days is below $15 million or (2) if we fail to maintain our status as a REIT (unless we would otherwise qualify for listing).

      If our common stock were to be delisted, our board of directors may elect to transfer our remaining assets to a liquidating trust. If we establish a liquidating trust, we would distribute to the then holders of our common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. We do not anticipate that interests in the liquidating trust will be freely transferable.

Liquidating Trust

      We may distribute our assets at any time to a liquidating trust. If all of our assets are not sold or distributed prior to the second anniversary of the approval of the plan of liquidation by our shareholders, we may transfer any assets not sold or distributed, including any contingency reserve or other cash on hand, to a liquidating trust. We may elect to distribute our assets to a liquidating trust prior to the second anniversary of shareholder approval of the plan if we determine that the liquidating trust will produce cost savings which outweigh the expenses of transferring properties to the liquidating trust. We anticipate that these cost savings may result from reductions in securities listing fees, state franchise taxes, audit and legal fees and other public company costs.

      If we establish a liquidating trust, we would distribute to the then holders of our common stock beneficial interests in the liquidating trust in proportion to the number of shares of common stock owned by such holders. This distribution would be a taxable event to such shareholders. The sole purpose of the liquidating trust will be to liquidate any remaining assets and, after paying any of our remaining liabilities, distribute the proceeds of the sale of assets formerly owned by us to the holders of the interests in the liquidating trust. The liquidating trust will be obligated to pay any of our expenses and liabilities that remain unsatisfied.

      Approval of the plan of liquidation will constitute the approval by our shareholders of the establishment of a liquidating trust if determined to be necessary by the board, its appointment of one or more individuals or corporate persons to act as trustee or trustees and the terms of any liquidating trust agreement adopted by our board.

      We do not anticipate that interests in the liquidating trust will be freely transferable. Therefore, the recipients of the interests in the liquidating trust will not realize any value from these interests unless and until the trust distributes cash or other assets to them, which will be solely in the discretion of the trustees.

      Our board has not determined the detailed terms or structure for a liquidating trust. The characteristics of any liquidating trust will be determined by our board at a future date depending on factors such as the number and value of assets to be held by the liquidating trust and the number of holders of interests in the liquidating trust.

Our Advisor

      Cohen Financial, Chicago, Illinois, is acting as our advisor in connection with the sale of our properties as part of the liquidation. We initially retained Cohen Financial in March 2001 to assist us in analyzing alternative investment and operating strategies and to carry out tasks involving the sale or financing of properties needed to implement the strategies we selected. Cohen Financial is a national real estate finance firm headquartered in Chicago, Illinois. We will continue to use Cohen Financial’s services in connection with our liquidation, including soliciting buyers and negotiating property sales. Cohen Financial has the exclusive right to arrange sales or financings or refinancings of our properties during the term of its advisory agreement with us, which will extend automatically for six months each March and September unless we provide at least five days notice of nonrenewal before the beginning of the renewal term.

      Cohen Financial received $150,000 for its work analyzing alternative investment and operating strategies, plus $26,000 for property sales through May 2002, computed according to the formula described below. In addition, Cohen Financial will receive fees on the closing of any single sales transaction of Malan properties (excluding Bricktown Square), as follows:

•	2.0% of the sales price up to $10 million; plus

•	1.5% of the sales price over $10 million but less than $25 million; and

•	1.0% of the sales price over $25 million.

      Our agreement with Cohen Financial provides for us to pay Cohen Financial fees for property financings, as follows:

•	1.0% of the amount financed, up to $20 million; plus

•	0.75% of the amount financed that is over $20 million but less than $50 million; plus

•	0.5% of the amount financed that is over $50 million.

Cohen Financial received $100,000 in 2001 in connection with the financing of Pine Ridge Plaza in Lawrence, Kansas.

      Kensington Investment Group, Inc., a major shareholder of Malan, and its employees have not in the past, and will not in the future, receive any fees from us in connection with Malan’s business or its liquidation.

Government Approvals

      Other than compliance with the provisions of Section 804, et al. of the Michigan Business Corporation Act and applicable Michigan tax statutes in order to effect the dissolution of Malan, no federal or state regulatory requirements or approvals must be complied with or obtained in connection with the liquidation and dissolution.

Appraisal Rights of Shareholders

      Under the Michigan Business Corporation Act, you are not entitled to any rights of appraisal or similar rights in connection with the approval of the plan of liquidation because the outstanding shares of our common stock are, and were, on the record date for the annual meeting, listed on the New York Stock Exchange, a national securities exchange.

Federal Income Tax Consequences of the Plan of Liquidation

      The following discussion summarizes material U.S. federal income tax considerations that may be relevant to you as a result of the liquidation. This summary is based upon advice from Foley & Lardner, tax counsel to Malan. This discussion is based upon interpretations of the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial decisions, and administrative rulings as of the date of this proxy statement, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all U.S. federal income tax consequences or any state, local or foreign tax consequences of the liquidation. Your tax treatment may vary depending upon your particular situation. Also, shareholders subject to special treatment, including dealers in securities or foreign currency, tax-exempt entities, non-U.S. shareholders, banks, thrifts, insurance companies, persons that hold our capital stock as part of a “straddle”, a “hedge”, a “constructive sale” transaction or a “conversion transaction”, persons that have a “functional currency” other than the U.S. dollar, and investors in pass-through entities, may be subject to special rules not discussed below. This discussion also does not address the U.S. federal income tax consequences of the liquidation to holders of our capital stock that do not hold that stock as a capital asset. A U.S. shareholder is a U.S. citizen or resident as defined within the Internal Revenue Code, a domestic corporation, an estate the income of which is includable in its gross income for U.S. federal income tax purposes without regard to its source, or a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all the substantial decisions of the trust. A non-U.S. shareholder is any shareholder that is not a U.S. shareholder.

      This U.S. federal income tax discussion is for general information only and may not address all tax considerations that may be significant to a holder of our common stock. You are urged to consult your own tax advisor as to the particular tax consequences of the liquidation, including the applicability and effect of any state, local or foreign laws and changes in applicable tax laws.

  Tax Consequences to Malan

      We have qualified as a REIT under Sections 856-860 of the Internal Revenue Code since we became a REIT in 1994. As a REIT, we are generally not subject to federal corporate income tax on the portion of our taxable income that we currently distribute to our shareholders in distributions that are eligible for the dividends paid deduction. If the plan of liquidation is adopted by our shareholders, we expect to carry out the liquidation in a manner that will allow us to continue to meet the requirements for qualification as a REIT until we have distributed all our assets to our shareholders, which may include the transfer of assets to a liquidating trust. The board of directors, however, has the authority under the plan to cause Malan to discontinue our status as a REIT at any time if the board of directors finds it in the best interests of our shareholders to do so.

      In order to maintain our status as a REIT we must, among other things, continue to derive income from qualified sources, principally rents from real property, interest from mortgages on real property and gains from the sale or exchange of real estate assets. In addition, our principal investments must continue to be in real estate assets.

      So long as we continue to qualify as a REIT, any net gain from “prohibited transactions” will be subject to a 100% tax. “Prohibited transactions” are sales of property held primarily for sale to customers in the ordinary course of a trade or business. Whether a real estate asset is property held primarily for sale to customers in the ordinary course of a trade or business is a highly factual determination. We believe that all of our properties are held for investment and the production of rental income, and that none of the sales of our properties in accordance with the plan will constitute a prohibited transaction. There can, however, be no assurances that the Internal Revenue Service will not successfully challenge the characterization of properties we hold for purposes of applying the 100% tax.

      We expect to completely liquidate within 24 months after our adoption of the plan. Assuming we liquidate, distributions made pursuant to the plan within such 24-month period will be treated as dividends paid for purposes of computing our dividends paid deduction, but only to the extent of our earnings and profits, computed without regard to our capital losses, for the taxable year in which any such distributions are made. As a result, and provided that we continue to qualify as a REIT, we believe that we will not be subject to federal corporate income tax on gain recognized in connection with liquidating sales of our assets, nor will we be subject to federal corporate income tax on gains realized upon a liquidating distribution of any of our appreciated assets.

      While we expect to continue to qualify as a REIT for the period prior to the distribution of all of our assets to our shareholders, which includes the transfer of assets to a liquidating trust, no assurance can be given that we will not lose or terminate our status as a REIT as a result of unforeseen circumstances. Should we lose our status as a REIT, either inadvertently or because the board of directors deems such loss to be in the best interests of our shareholders, we would be taxable as a corporation for federal income tax purposes and would be liable for federal income taxes at the corporate rate with respect to our entire income from operations and from liquidating sales and distribution of our assets for the taxable year in which our qualification as a REIT terminates and in any subsequent years.

  Consequences to United States Shareholders

      Distributions we make within 24 months of our adoption of the plan will not be dividend income to you, notwithstanding our treatment of such distributions for purposes of the dividends paid deduction. Distributions in the liquidation, including an amount equal to your pro rata share of the fair market value of the assets transferred to a liquidating trust, should first reduce the basis of your shares of our capital stock, with any excess constituting a capital gain if you hold the shares as a capital asset. If the sum of all liquidating distributions is less than your basis in your shares, the difference will constitute a capital loss which is recognized at the time you receive your final liquidating distribution, which includes the transfer of assets to a liquidating trust. Such capital gain or loss will be long or short term, depending on whether such shares have been held for more than one year.

      The maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is generally 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year and not otherwise treated as ordinary “recapture” income under Section 1250 of the Internal Revenue Code. The Secretary of the Treasury has the authority to prescribe appropriate regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued proposed regulations on August 9, 1999 and final regulations on September 20, 2000 relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships, S corporations and trusts, but not of interests in REITs. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from our liquidation and your receipt of liquidating distributions.

  Consequences to Non-United States Shareholders

      Generally, a non-U.S. shareholder’s gain or loss from the liquidation will be determined in the same manner as that of a U.S. shareholder. Assuming that the our liquidating distributions are treated as consideration received in a taxable sale of our capital stock by shareholders for purposes of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) in accordance with the general treatment of liquidating distribution for U.S. federal income tax purposes and subject to the discussion below regarding potential application of FIRPTA provisions governing distributions, a non-U.S. shareholder should not be subject to U.S. federal income taxation on any gain or loss as a result of the liquidation, unless (a) the gain is effectively connected with a U.S. trade or business of the non-U.S. shareholder, (b) that shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, or (c) our capital stock in the hands of the shareholder constitutes a “U.S. real property interest” within the meaning of FIRPTA.

      If a non-U.S. shareholder’s capital stock constitutes a “U.S. real property interest” within the meaning of FIRPTA or if the gain from the liquidating distributions is otherwise effectively connected with a U.S. trade or business of the non-U.S. shareholder, that shareholder will be subject to U.S. federal income tax generally at regular capital gains rates with respect to that gain In addition, the non-U.S. shareholder may be subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of non-U.S. corporations. If the non-U.S. shareholder is an individual who has been present in the U.S. for 183 days or more during the taxable year of disposition and other conditions are satisfied, that shareholder will be subject to a 30% tax on its capital gains. An applicable income tax treaty may modify these consequences for a non-U.S. shareholder eligible for treaty benefits and non-U.S. shareholders should consult with their tax advisors regarding the possible application of such a treaty.

      Our capital stock owned by a non-U.S. shareholder will generally constitute a U.S. real property interest if either (a) we are not a “domestically-controlled REIT” at all times during a specified testing period or (b) that non-U.S. shareholder held more than 5% of the total fair market value of our capital stock at any time during the shorter of the time that shareholder held that our capital stock or during the five-year period ending on the date of receipt of the final liquidating distribution. We will be a domestically controlled REIT if non-U.S. shareholders held less than 50% of the value of our stock at all times during the 5 year period ending with the payment of the final liquidating distribution. Based on the record ownership of our capital stock, we believe we are a domestically-controlled REIT, but no assurance can be given that the actual ownership of our capital stock has been or will be sufficient for us to qualify as a domestically-controlled REIT at all times during the applicable testing period.

      The tax treatment of non-U.S. shareholders described above assumes that the receipt of the liquidating distributions will be treated as a sale of our capital stock for purposes of FIRPTA, consistent with the general treatment of liquidating distributions for federal income tax purposes. It is possible, however, that non-U.S. shareholders will be subject to tax under special provisions of FIRPTA which provide that distributions from REITs are treated as gain from the sale of U.S. real property interests, and thus subject to tax as described above, to the extent that the distributions are attributable to gain from the sale of U.S. real property interests by the REIT. These provisions could apply because, although these liquidating distributions are generally treated as involving a taxable exchange of shares for purposes of determining a shareholder’s tax consequences, it is not clear under current law whether the sale treatment generally applicable to these liquidating distributions also applies for purposes of FIRPTA. Accordingly, it is possible that the Internal Revenue Service may assert that liquidating distributions received by a non-U.S. shareholder are subject to tax under FIRPTA, as gain effectively connected with a U.S. trade or business.

      Any liquidating distributions paid to non-U.S. shareholders will be subject to income tax withholding at the rate of 10% if our capital stock in the hands of a non-U.S. shareholder constitutes a U.S. real property interest. Because of the difficulties of determining whether a particular non-U.S. shareholder’s capital stock constitutes a U.S. real property interest, non-U.S. shareholders should anticipate that 10% of each liquidating distribution will be withheld and paid over to the Internal Revenue Service. A non-U.S. shareholder may be entitled to a refund or credit against the shareholder’s U.S. tax liability with respect to the amount withheld, provided that the required information is furnished to the Internal Revenue Service on a timely basis. Non-U.S. shareholders should consult their own tax advisors regarding withholding tax considerations.

  Backup Withholding

      Unless you comply with applicable reporting and/or certification procedures or are an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury Regulations promulgated under the Internal Revenue Code, you may be subject to a 30% backup withholding tax with respect to any cash payments received pursuant to the liquidation. You should consult your own tax advisors to ensure compliance with these procedures.

      Backup withholding generally will not apply to payments made to exempt recipients such as a corporation or financial institution or to a shareholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides other required information. If backup withholding applies, the amount withheld is not an additional tax but is credited against that shareholder’s U.S. federal income tax liability.

      In the event that we are unable to dispose of all of our assets within 24 months after adoption of the plan or if it is otherwise advantageous or appropriate to do so, the board of directors may establish a liquidating trust to which we could distribute in kind our unsold assets. In any event, even if all of our assets were disposed of within such period, the board of directors may decide to establish a liquidating trust to retain cash reserves beyond such 24-month period to meet our contingent liabilities. Under the Internal Revenue Code, a trust will be treated as a liquidating trust if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, it will no longer be consider a liquidating trust. Although neither the Internal Revenue Code nor the Treasury regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the Internal Revenue Service’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

  Tax Consequences of Liquidating Trust

      An entity classified as a liquidating trust may receive assets, including cash, from the liquidating entity without incurring any tax. It will be treated as a grantor trust, and accordingly will also not be subject to tax on any income or gain recognized by it. Instead, you will be treated as the owner of your pro rata portion of each asset, including cash, received by and held by the liquidating trust. Accordingly, you will be treated as having received a liquidating distribution equal to your share of the amount of cash and the fair market value of any asset distributed to the liquidating trust and recognize gain to the extent such value is greater than your basis in your stock notwithstanding that you may not currently receive a distribution of cash or any other assets with which to satisfy the resulting tax liability. In addition, you will be required to take into account in computing your taxable income your pro rata share of each item of income, gain and loss of the liquidating trust.

      An individual shareholder who itemizes deductions may deduct his pro rata share of fees and expenses of the liquidating trust only to the extent that such amount, together with the shareholder’s other miscellaneous deductions, exceeds 2% of his adjusted gross income. A shareholder will also recognize taxable gain or loss when all or part of his pro rata portion of an asset is disposed of for an amount greater or less than his pro rata portion of the fair market value of such asset at the time it was transferred to the liquidating trust. Any such gain or loss will be capital gain or loss so long as the shareholder holds his interest in the assets as a capital asset.

      If the liquidating trust fails to qualify as such, its treatment will depend, among other things, upon the reasons for its failure to so qualify. In such case, the liquidating trust would most likely be taxable as a corporation. In such case the liquidating trust itself would be subject to tax, and shareholders could also be subject to tax upon the receipt of distributions from the liquidating trust. If the board of directors avails itself of the use of a liquidating trust, it is anticipated that every effort will be made to ensure that it will be classified as such for federal income tax purposes.

  State and Local Income Tax

      You may also be subject to state or local taxes with respect to the liquidating distributions received from us pursuant to the plan. You should consult your tax advisors regarding such taxes.

ELECTION OF DIRECTORS

      Five directors are to be elected at the annual meeting to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. All of the nominees are currently members of the board of directors. A nominee for director must receive a plurality of the votes cast at the meeting to be elected as a director.

      The board of directors recommends that you vote FOR the election of the individuals named below for election to the board.

Year First
Name of Nominee	Elected as a Director

Jeffrey D. Lewis	2000
Paul Gray	2000
Jill Holup	2000
John P. Kramer	2000
Edward J. Russell, III	2000

      Although the board has no reason to believe that any of the nominees are unable or unwilling to serve if elected, if any nominee is unable or unwilling to serve, the board may designate a substitute nominee. In that case, Messrs. Lewis and Gray will vote for the board’s substitute nominee. Additional information regarding each of the nominees is contained below under the caption “Management”.

      Edward T. Boutrous and Andrew Miller, each a director since 2000, have elected to step down from the board following the annual meeting.

Directors and Executive Officers

      The board of directors presently consists of seven members. Under our Amended and Restated Articles of Incorporation, at least a majority of our directors must be “independent” (i.e., not employed by Malan). All directors serve for a term of one year or until the election of their respective successors. Officers of Malan are hired by and report to the board of directors.

      The following provides biographical information for each of the executive officers and the members of the board of directors.

      Jeffrey D. Lewis, age 57, became the Chief Executive Officer of Malan in September 2000 and was also named President in March 2002. He has been in the real estate business since 1971. Prior to becoming Malan’s Chief Executive Officer in September 2000, Mr. Lewis was a Vice President at Kennedy Associates Real Estate Counsel, Inc. (“KAREC”), a real estate investment firm. Mr. Lewis joined KAREC in 1998 and was responsible for managing one of the two KAREC national asset management teams in addition to having direct responsibility for several properties. Prior to joining KAREC, Mr. Lewis was employed either as a consultant or on staff by the California Public Employees’ Retirement System (CaIPERS) for ten years. When he left he was a Principal Investment Officer and had general responsibility for the fund’s national office portfolio of 35 properties totaling over 15 million square feet and values of approximately $1.4 billion.

      Elliott J. Broderick, age 44, has been the Chief Financial Officer of Malan since January 2001 and also serves as Secretary and Treasurer of Malan. Prior to that he was the Chief Accounting Officer. Mr. Broderick oversees the accounting and reporting functions of Malan, as well as regulatory and tax compliance, short-term investments, information systems and fiscal planning and budgets. Prior to joining Malan as Controller in 1991, Mr. Broderick was employed for seven years by Plante & Moran, Michigan’s largest regional CPA firm. Mr. Broderick is a certified public accountant, a licensed real estate sales person and a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants.

      Alan K. Warnke, 47, is a 25-year veteran of the real estate industry. He joined Malan in 1997 as director of property management and is currently Vice President, Leasing, Property Management and Construction. Prior to joining Malan, he served in management positions at Urban Retail Properties Company, the Equity Group and Landau & Heyman. His experience includes managing several enclosed shopping malls and strip centers across the Midwest. Mr. Warnke earned a Bachelor of Science from Ball State University in Muncie, Indiana.

      Paul Gray, age 36, has been in the real estate business since 1987. He is Executive Vice President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Gray received a Bachelor of Science in Finance and Real Estate in 1988 from the Haas School of Business at the University of California, Berkeley. He is a licensed real estate broker in the state of California. Mr. Gray is Chairman of the Board.

      Jill Holup, age 39, has been in the real estate investment business since 1985. She is a Partner at John McStay Investment Counsel, an investment management firm, which she joined in 1997. Her responsibilities include research, portfolio management and new business development. Ms. Holup received her Masters Degree in Business Administration from the Haas School of Business at the University of California, Berkeley. She earned her bachelor’s degree in finance at the University of Texas, El Paso in 1985.

      John P. Kramer, age 44, has been in the real estate business since 1985. He is President and co-founder of Kensington Investment Group, Inc., a registered investment advisor engaged in the business of managing investments in real estate securities. Mr. Kramer received his Masters Degree in Business Administration from the University of California, Berkeley in 1986. He received a Bachelor of Arts in 1980 from the State University of New York, Oneonta, in Economics.

      Edward J. Russell, III, age 42, is managing partner of Russell Development Co., a commercial and residential real estate development company located in Grosse Pointe Farms, Michigan. Mr. Russell has been employed by Russell Development in various capacities since 1980. Russell Development’s commercial business focuses on the construction, management, sales and acquisition of retail strip centers in southeast Michigan anchored by such tenants as CVS Drugs, Wal-Mart, Blockbuster Video and Lowes. Mr. Russell oversees the areas of job cost and budget analysis, tenant lease structuring and negotiation, and is responsible for creating and maintaining tenant relationships and identifying development opportunities for Russell Development.

The Board of Directors and Committees

Board of Directors.

      The board of directors is responsible for the overall affairs of Malan. The board of directors held eight meetings this past year and acted once by unanimous written consent. The board of directors has a three-member audit committee and a three-member compensation committee. During 2001, each director attended at least 75% of the board meetings and meetings of committees to which he or she belonged during the period for which he or she served as a director. Directors fulfill their responsibilities not only by attending board and committee meetings, but also through communication with the Chief Executive Officer and other members of management on matters that affect Malan.

      Under our Amended and Restated Articles of Incorporation, at least a majority of our directors must be “independent” (i.e., not employed by Malan). Messrs. Gray, Kramer and Russell, and Ms. Holup are all independent.

      In connection with his nomination to the board of directors, Mr. Russell has agreed to resign his position from the board in the event that the stock ownership of Peter T. Kross is less than 6.5% of the outstanding shares of our common stock.

Audit Committee.

      The audit committee, which presently consists of John Kramer, Paul Gray and Jill Holup, held three meetings last year. The audit committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including overseeing and reviewing our audit results and monitoring the effectiveness of our internal audit function. In addition, the audit committee recommends to the board of directors the appointment of the independent auditors.

Compensation Committee.

      The compensation committee, which presently consists of Edward J. Russell III, Andrew Miller and Edward T. Boutrous, held three meetings last year and is responsible for establishing compensation and benefit policies for our executive officers and administering our 1994 Stock Option Plan.

Compensation of Directors

      We pay our directors who are not employees of Malan an annual fee of $12,000 plus $1,000 for each regular or annual meeting of the board of directors attended in person. We also reimburse our outside directors for expenses incurred in attending meetings. John P. Kramer and Paul Gray have declined all compensation that is payable to non-employee directors, as well as the director stock options described below.

      Pursuant to the terms of the Malan Realty Investors, Inc. 1995 Stock Option Plan for Non-Employee Directors, each non-employee director of Malan is automatically granted a non-qualified stock option to purchase 1,000 shares of common stock of the corporation following the annual meeting of the board of directors. In the event a vacancy arises on the board of directors following the annual meeting of shareholders in any year and a non-employee director is nominated to fill such vacancy prior to December 31 of the same year, such non-employee director would automatically be granted an option to acquire 1,500 shares of common stock (instead of the normal 1,000 share grant) immediately following the next annual meeting of the board of directors. Following each annual meeting of the board of directors thereafter, the non-employee director would receive the normal 1,000-share grant, assuming he or she is re-elected to the board.

      The aggregate number of shares of common stock issuable under the stock option plan for non-employee directors is 80,000, subject to certain adjustments. All options granted must have an exercise price equal to the fair market value of the underlying shares on the date of grant. Options vest upon grant but do not become exercisable by the director until six months following the date of grant. Options remain exercisable until the tenth anniversary of the date of grant or, if earlier, until one year after the director ceases to be a member of the board.

      Under our 1995 Stock Compensation Plan for Non-Employee Directors, non-employee directors may make an election each year to receive all or a portion of their director’s compensation for the following calendar year in the form of Malan common stock instead of cash. Once made, the election is irrevocable for the following year’s compensation. The number of shares to be paid to a director in lieu of cash compensation is determined based on the closing price of the common stock on the New York Stock Exchange on the day before the compensation is earned by a director (i.e., the closing price on the day before a board meeting).

EXECUTIVE COMPENSATION

      The following table provides information on the compensation paid or accrued by Malan for services rendered during the last three fiscal years to our chief executive officer and most highly compensated executive officers (the “named executive officers”) during the last fiscal year.

Summary Compensation Table

					Long-Term
					Compensation
		Annual Compensation
					Number
				Other	of Shares
				Annual	Underlying	All Other
				Compensation	Options(1)	Compensation
Name & Principal Position	Year	Salary	Bonus	($)	($)	($)

Jeffrey D. Lewis	2001	$238,200	$70,000		$106,000	$6,800
Chief Executive Officer	2000	$57,500	—	—	—	—
(since September 2000)
Michael K. Kaline	2001	$180,000	—	—	—	$76,400
President	2000	$163,700	—	—	$5,000	$509,969	(2)
(until January 2002)	1999	$154,000	$31,000	—	—	$10,162	(2)
Elliott J. Broderick	2001	$121,500	$36,000	—	—	$6,300
Chief Financial Officer	2000	$107,000	—	—	$5,000	$261,814	(2)
	1999	$100,000	$31,000	—	—	$11,945	(2)
Alan K. Warnke	2001	$95,900	$23,000	—	—	$3,800
Vice President, Leasing, Property Management and Construction (since January 2001)

(1)	See “Stock Option Plan” and “Compensation of Directors.”

(2)	Includes (A) loan forgiveness by Malan; (B) employer’s contribution to the Malan Realty Investors, Inc. 401(k) Profit Sharing Plan; (C) payment received in connection with the change in Malan’s board of directors in 2000 and (D) stock grant in the following amounts:

		A	B	C	D

Jeffrey D. Lewis	2001	—	$6,800	—	—
	2000	—	—	—	—
Michael K. Kaline	2001	—	$6,800	—	$69,600
	2000	$6,564	$3,405	$500,000	—
	1999	$6,945	$3,217	—	—
Elliott J. Broderick	2001	—	$6,300	—	—
	2000	$6,564	$5,250	$250,000	—
	1999	$6,945	$5,000	—	—
Alan K. Warnke	2001	—	$3,800	—	—

Stock Option Plan

      Prior to our initial public offering in June 1994, we adopted the Malan Realty Investors, Inc. 1994 Stock Option Plan to enable our employees to participate in the ownership of Malan. The stock option plan is designed to align the interests of management with those of the shareholders, to provide employees with incentives to stay with Malan, to attract new employees with outstanding qualifications and to promote the success of our long-term business objectives.

      Under the stock option plan, our executive officers and employees may be granted options to acquire shares of our common stock. The stock option plan is administered by the compensation committee, which is authorized to select the executive officers and other employees to whom options are to be granted. No member of the compensation committee is eligible to participate in the stock option plan.

      The compensation committee determines the number of options to be granted to an employee. However, in accordance with the requirements of the Internal Revenue Code for performance-based compensation, the provisions of the stock option plan limit the total number of option shares that the compensation committee may grant to an executive officer during any single year to 100,000 shares.

      The exercise price of each option is equal to the fair market value of the underlying shares on the date of grant. With the exception of those options granted on the date of the IPO, options vest over a five-year period at the rate of 20% per year, beginning on the first anniversary of the date of grant. If an option holder’s employment is terminated within the first year of the date of grant for any reason other than death, disability, or retirement, the right to exercise the option is forfeited. If an option holder’s employment is terminated more than one year after the date of grant for reasons other than death, disability, or retirement, the option may be exercised to the extent it was exercisable at the time of termination of employment unless the termination of employment is for cause. If the termination of employment is because of death, disability, or retirement, the option may be exercised in full. No option may be exercised ten years after the date of grant.

      Notwithstanding the foregoing paragraph, the compensation committee may accelerate the vesting of any option that has been held by an option holder for at least six months from the date of grant of the stock option.

      The following table sets forth information on stock options granted to the named executive officers during 2001.

Option Grants in 2001

					Potential Realizable Value
					at Assumed Annual Rates of
		Percent			Stock Price Appreciation
	Number	of Total	Exercise	Expiration	for Option Term(2)
	of	Options	Price of	Date of
	Options	Granted	Options	Options	5%	10%

Jeffrey D. Lewis	100,000 (1)	100%	$7.04	11/2/11	$442,742	$1,121,995
Michael K. Kaline	0	N/A	N/A	N/A	N/A	N/A
Elliott J. Broderick	0	N/A	N/A	N/A	N/A	N/A
Alan K. Warnke	0	N/A	N/A	N/A	N/A	N/A

(1)	The option term for these option grants is ten years. The options vest and become exercisable over a five-year period at the rate of 20% per year.

(2)	Assumes annual stock price appreciation above the $7.04 exercise price at the rates shown over the ten-year term of the options, which expire in November 2011. The amounts shown do not indicate the actual value, if any, that may be realized on any exercise of the options. The appreciation rates used in the table are provided to comply with rules and regulations under the Securities Exchange Act of 1934 and do not reflect the views of management as to the potential realizable value of the options.

Other Compensation and Benefits

      Messrs. Lewis, Kaline, Broderick and Warnke also receive medical, group life insurance and other benefits (including matching contributions under Malan’s 401(k) plan) that are available generally to all of our full-time employees.

      The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the named executive officers as of December 31, 2001. This table also shows the value on that date of the “in-the-money” options, which is the positive spread, if any, between the exercise price of existing stock options and $ 6.70 per share (the closing market price of our common stock on December 31, 2001.

Total Option Exercises in 2001 and Year-End Option Values

			Number of Shares		Value of Unexercised
			Underlying Unexercised		In-the-Money
		Value	Options at Year-End($)		Options at Year End
	Shares Acquired	Realized
Name	on Exercise	$	Exercisable	Unexercisable	Unexercisable	Exercisable

Jeffrey D. Lewis	0	$0	2,000	104,000	$0	$0
Michael K. Kaline	0	$0	100,150	4,000	$0	$0
Elliott J. Broderick	0	$0	63,600	4,000	$0	$0
Alan K. Warnke	0	$0	11,000	4,000	$0	$0

REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee. The compensation committee works with our senior management to develop and implement compensation policies, plans, programs and performance goals designed to provide incentives for accomplishment of corporate and individual performance goals.

      Compensation Philosophy. The compensation committee has determined that our compensation policy would consist of these elements:

1.	a base salary competitive with other similarly situated REITs;

2.	a cash bonus based upon predetermined standards and objectives with an annual review to determine the accomplishment of these standards and objectives; and

3.	stock options to provide employees with an incentive to maximize the value of our common stock.

      The compensation committee thinks that this three part approach best serves the interests of Malan and our shareholders by enabling us to attract and retain talented executives while also providing them with incentives to act in a manner that is in the best short-and long-term interests of the shareholders.

      Base Salaries. Base salaries for the executive officers are based upon a review of each executive officer’s salary for the previous year, his position and level of responsibility at Malan, management’s assessment of his expected future contribution to Malan, and salaries of executives of other similar real estate investment trusts. The compensation committee considers the salaries of our executive officers to be reasonable under these criteria.

      Bonuses. The maximum total bonuses we will pay to its executive officers and employees for a given year will not exceed 50% of their base salary. The amount of the bonus, if any, is based primarily on subjective criteria. For 2001, the total bonus pool was set at $129,000, with this amount paid to Messrs. Lewis ($70,000), Broderick ($36,000) and Warnke ($23,000).

      Corporate Tax Deduction in Excess of $1 Million a Year. Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table to $1 million. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Although our policy does not require the compensation committee to qualify compensation awarded to executive officers for deductibility under Section 162(m), the compensation committee does consider the cost to Malan in making all compensation decisions. Our 1994 Stock Option Plan described in this proxy statement complies with the requirements for performance-based compensation under Section 162(m).

      Compensation of the CEO. We established the CEO’s compensation in his employment agreement after taking into account the CEO’s skill and experience, and the salaries of other CEO’s in similar companies. Our employment agreement with Mr. Lewis provides for an annual base salary of $230,000 (increased by the compensation committee to $254,000 for 2002), and a maximum annual bonus of 50% of his base salary. Bonuses are based primarily on subjective factors. Mr. Lewis received a bonus of $70,000 for 2001, or approximately 30% of his base salary.

      Going forward, the compensation committee will continue to (i) determine the compensation we will pay to the CEO and other executive officers; (ii) review our compensation and benefits programs, policies and practices; and (iii) administer our stock option plan. The compensation committee is committed to maintaining competitive salary levels for our CEO and other executive officers and will continue to place an emphasis on performance-based compensation.

The Compensation Committee

Edward T. Boutrous

Andrew Miller
Edward J. Russell, III

Shareholder Return Performance Graph

      The following line graph sets forth the cumulative total returns on a $100 investment in each of our common stock, the S&P Composite 500 Stock Index and the NAREIT Equity REIT Total Return Index for the period December 31, 1996 through December 31, 2001 (assuming, in all cases, the reinvestment of dividends). We selected the Equity REIT Index because we believe the Equity REIT Index offers shareholders the most meaningful basis for assessing total shareholder return on the common stock and comparing it to the results of comparable REITs.

      The following graph assumes that the value of the investment in Malan and each of the indices was $100 at the beginning of the period.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG

MALAN REALTY INVESTORS, INC., THE NAREIT EQUITY REIT TOTAL
RETURN INDEX AND THE S&P 500 INDEX

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Malan Realty Investors, Inc.	$100.00	$180.41	$174.29	$165.22	$150.42	$109.38
NAREIT Equity REIT Total Return Index	$100.00	$120.26	$99.21	$94.63	$119.58	$136.24
S&P 500 Index	$100.00	$133.36	$171.47	$207.55	$188.64	$166.23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock by directors, named executive officers and shareholders who own more than 5% of our common stock as of the record date of                , 2002. On the record date, there were 5,121,370 shares of our common stock outstanding. In preparing this table, we have relied upon information supplied by our officers, directors, and certain shareholders and upon information contained in filings with the SEC.

	Number of		Right to	Percent of
Name	Shares		Acquire(1)	Shares

Jeffrey D. Lewis	5,500		2,000	*
Michael K. Kaline(2)	13,016		100,150	2.17%
Elliott J. Broderick	6,266		65,658 (3)	1.39%
Edward T. Boutrous	—		1,500	*
Paul Gray	—		—	*
Jill Holup	5,000		2,000	*
John Kramer	500,150	(4)	—	9.77%
Andrew Miller	1,000		2,000	*
Edward J. Russell III	41,000	(5)	1,500	*
Alan K. Warnke	—		11,000	*
Directors and executive officers as a group	571,932	(6)	185,808	14.28%
Merrill Lynch & Co., Inc.	1,588,609	(7)	—	31.02%
World Financial Center, North Tower 250 Vesey Street New York, New York 10381
Peter T. Kross	499,460		—	9.75%
248 Grosse Pointe Blvd Grosse Pointe Farms, Michigan 48236
Kensington Investment Group, Inc	500,150		—	9.77%
4 Orinda Way Orinda, California 94563
Putnam Investments, Inc	273,513		—	5.34%
One Post Office Square Boston, Massachusetts 02109

*	Less than 1%

(1)	Shares issuable upon exercise of stock options, which by their terms are currently exercisable or become exercisable within 60 days. See “Executive Compensation — Stock Option Plan.”

(2)	Mr. Kaline resigned as President and has been on a leave of absence since January 31, 2002.

(3)	Also includes 2,058 shares issuable upon conversion of debentures owned by Mr. Broderick’s wife.

(4)	These shares are beneficially owned by Kensington Investment Group, Inc. Mr. Kramer controls more than a majority of the stock of Kensington and accordingly may be deemed to beneficially own the shares of common stock owned by Kensington. Mr. Kramer disclaims beneficial ownership of such shares.

(5)	Includes shares held by Russell & Associates Co. LLC of which Mr. Russell is the Managing Member and majority owner.

(6)	See Notes 1 through 5 above.

(7)	Includes 1,588,235 shares issuable upon conversion of notes that are convertible into common stock at a price of $17 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission. These insiders are required by SEC regulation to furnish Malan with copies of all Section 16(a) forms that they file. To our knowledge, based solely on our review of the filings made by our insiders and written representations, all

Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were satisfied in a timely manner, except that Alan K. Warnke filed a late Form 3 after becoming an executive officer.

CERTAIN TRANSACTIONS

Employment Agreements

      In September, 2000, we entered into a three-year employment agreement with Jeffrey D. Lewis, whereby Mr. Lewis became our Chief Executive Officer. At the end of the three-year term, the employment agreement will automatically renew itself for one-year terms unless either party gives the other 90 days’ notice terminating the employment agreement. Mr. Lewis’ employment agreement provides for an annual salary of $230,000, which may be increased by the board of directors. His annual salary has been increased to $254,000 for 2002. In addition to his base salary, Mr. Lewis will be eligible to receive an annual bonus with a maximum amount equal to 50% of his base salary. The employment agreement also includes provisions restricting Mr. Lewis from competing directly or indirectly with Malan during the term of his employment with Malan and for one year following termination of the agreement.

      If we decide to terminate Mr. Lewis’ employment other than for cause or as a result of Mr. Lewis’ death or permanent disability, or if Mr. Lewis terminates his employment for good reason (as defined in his employment agreement), Mr. Lewis will be entitled to receive payments, if any, to which he is entitled under any of Malan’s plans or programs and for any accrued but unused vacation days and base salary earned but not yet paid. In addition, Mr. Lewis will be entitled to receive the sum of (i) the greater of (A) the base salary Mr. Lewis would have received over the remaining term of his employment agreement or (B) six months of his base salary plus (ii) an amount equal to the product of (x) the number of full months remaining under his employment agreement and (y) one-twelfth (1/12) of Mr. Lewis’ target annual bonus.

      In January 2002, we entered into a separation agreement with our then president, Michael Kaline, which supercedes our previous employment agreement with Mr. Kaline. As part of the agreement, Mr. Kaline resigned as a Malan employee and was placed on leave of absence until August 9, 2002. In addition, he received a lump sum payment of $54,000 in February 2002, will continue to draw his salary of $15,000 per month until August 9, 2002 and will receive an additional lump sum payment of $15,000 immediately following August 10, 2002. He will also be entitled to certain other benefits during this period.

REPORT OF THE AUDIT COMMITTEE

      The audit committee of the board of directors is responsible for providing independent, objective oversight and review of our accounting functions and internal controls. The audit committee is composed of independent directors, and acts under a written charter first adopted and approved by the board of directors. Each of the members of the audit committee is independent as defined by our policy and the New York Stock Exchange listing standards.

      The responsibilities of the audit committee include recommending to the board an accounting firm to be engaged as our independent accountants. Additionally, and as appropriate, the audit committee reviews and evaluates, and discusses and consults with management, internal audit personnel and the independent accountants regarding, the following:

•	our audited financial statements;

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to shareholders;

•	changes in our accounting practices, principles, controls or methodologies, or in its financial statements;

•	significant developments in accounting rules;

•	the adequacy of our internal accounting controls, and accounting, financial and auditing personnel; and

•	the continued independence of our outside auditors and the monitoring of any engagement of the outside auditors to provide non-audit services.

      The audit committee is responsible for recommending to the board that our financial statements be included in our annual report. The committee took a number of steps in making this recommendation for 2001.

•	First, the audit committee discussed with PricewaterhouseCoopers, LLP (“PricewaterhouseCoopers”), our independent accountants since April 27, 2001, those matters required to be communicated and discussed between an issuer’s independent accountants and its audit committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the audit committee in overseeing the financial reporting and disclosure process.

•	Second, the audit committee discussed with PricewaterhouseCoopers its independence and received a letter from PricewaterhouseCoopers concerning its independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure informed the audit committee of PricewaterhouseCoopers’ independence, and assisted the audit committee in evaluating PricewaterhouseCoopers’ independence.

•	Finally, the audit committee reviewed and discussed, with management and PricewaterhouseCoopers, our audited consolidated balance sheets at December 31, 2001 and 2000, and consolidated statements of income, cash flows and shareholders’ equity for the three years ended December 31, 2001.

      Based on the discussions with PricewaterhouseCoopers concerning the audit, the independence discussions, and the financial statement review and other matters deemed relevant and appropriate by the audit committee, the audit committee recommended to the board (and the board agreed) that these financial statements be included in our 2001 annual report on Form 10-K.

      Audit Fees. The aggregate fees billed for professional services for the audit of our annual financial statements and its review of the financial statements included in our quarterly reports on Form 1O-Q for fiscal year 2001 were $110,000.

      Financial Information Systems Design and Implementation Fees. There were no fees billed for the provision by PricewaterhouseCoopers of information technology services, including the operation, design and implementation of hardware and software which generated information significant to our financial statements for fiscal year 2001.

      All Other Fees. The aggregate fees billed for services rendered by PricewaterhouseCoopers, other than the audit services for fiscal year 2001 were $22,375. Other services include preparation of tax returns and other accounting services.

      The audit committee, based on its reviews and discussions with management and PricewaterhouseCoopers noted above, determined that the provision of the other services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers’ independence.

The Audit Committee

Paul Gray

Jill Holup
John P. Kramer

INDEPENDENT AUDITORS

      The firm of Deloitte & Touche, LLP was previously our principal accountants. On April 27, 2001, that firm’s appointment as principal accountants was terminated and PricewaterhouseCoopers LLP was engaged as principal accountants for the fiscal year ending December 31, 2001. The decision to change accountants was recommended by our audit committee and approved by the board of directors. Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire to do so.

      The reports of Deloitte & Touche, LLP on Malan’s financial statements for the two fiscal years ended December 31, 2000 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      During its two fiscal years ended December 31, 2000, and the subsequent interim period through April 27, 2001, Malan did not consult with PricewaterhouseCoopers regarding (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Malan’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

OTHER MATTERS

      The board of directors does not know of any other matters to be determined by the shareholders at the annual meeting; however, if any other matter is properly brought before the meeting, Messrs. Lewis and Gray intend to vote in accordance with the board’s recommendation or, if there is no recommendation, in their own discretion.

COSTS OF PROXY SOLICITATION

      Malan will pay the cost of preparing, assembling, and mailing the proxy material. Malan will also request brokers and other custodians and nominees to forward proxy materials to the beneficial owners of the common stock. Malan will reimburse the brokers and other custodians and nominees for their reasonable expenses in complying with this request.

SHAREHOLDER PROPOSALS

      When we complete the liquidation, we will no longer have public shareholders or any shareholder meetings. If we have not completed the liquidation, or if the plan of liquidation is not approved by the shareholders, we intend to hold our next annual shareholder meeting in May 2003. In that case, you would continue to be entitled to attend and participate in our shareholder meetings if you continue to own shares of common stock.

      Regulations of the SEC require proxy statements to disclose the date by which shareholder proposals must be received by Malan in order to be included in the Malan’s proxy materials for the next annual meeting. In accordance with these regulations, shareholders are hereby notified that if, pursuant to Rule 14a-8, they wish a proposal to be included in Malan’s proxy statement and form of proxy relating to the 2003 annual meeting, a written copy of their proposal must be received at Malan’s principal executive offices no later than March   , 2003. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in Malan’s proxy materials. Notice to Malan of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 will be considered untimely if received by Malan less than 60 days or more than 90 days prior to the date of the meeting. Any such proposal as to which Malan does not receive timely notice will not be included in the agenda for the meeting. To ensure prompt receipt by Malan, proposals should be sent certified mail, return receipt requested. Proposals should be sent to the attention of the President. A person may submit only one proposal for inclusion in the proxy materials, and the proposal, including any accompanying supporting statement, may not exceed 500 words.

WHERE YOU CAN FIND MORE INFORMATION

      The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, and later information filed with the SEC will update and supersede the information in this proxy statement.

      We incorporate by reference into this proxy statement our annual report on Form 10-K filed with the SEC (File No. 1-3092) under the Exchange Act. Our annual report to shareholders for the year ended December 31, 2001, including our annual report on Form 10-K for such period, as filed with the SEC, is also attached as Appendix B.

      All subsequent documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the annual meeting will be deemed to be incorporated by reference into this proxy statement and to be a part of the proxy statement from the date of the filing of those documents.

      Documents incorporated by reference are available from us without charge, excluding all exhibits (unless we have specifically incorporated by reference an exhibit into this proxy statement). If you would like to request documents from us, please do so by contacting Elliott J. Broderick at Malan Realty Investors, Inc., 30200 Telegraph Road, Suite 105, Bingham Farms, Michigan 48025-4503, or by telephone at (248) 644-7110 in order to ensure timely receipt before the annual meeting.

      You should rely only on the information contained in this document to vote your shares of common stock at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and the mailing of this document to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitation in that jurisdiction.

Appendix A

MALAN REALTY INVESTORS, INC.

PLAN OF COMPLETE LIQUIDATION

      1. This Plan of Complete Liquidation (the “Plan”) of Malan Realty Investors, Inc., a Michigan corporation (the “Company”), has been approved by the Company’s Board of Directors as being advisable and in the best interests of the Company and its shareholders. The Board of Directors has directed that the Plan be submitted to the shareholders of the Company for approval. The Plan shall become effective upon approval of the Plan by the holders of a majority of the outstanding common stock of the Company. The date of the shareholders’ approval is hereinafter referred to as the “Effective Date.”

      2. On or after the Effective Date, subject to any required approvals of the Company’s lenders, the Company shall continue its corporate existence but shall not carry on business except for the purpose of winding up its affairs by (a) collecting its assets; (b) selling or otherwise transferring, with or without security, assets which are not to be distributed to its shareholders; (c) paying its debts and other liabilities; and (d) doing all other acts incident to liquidation of its business and affairs. Pursuant to the Plan, the Board of Directors shall cause the Company to sell, convey, transfer and deliver or otherwise dispose of any and/or all of the assets of the Company in one or more transactions, without further approval of the shareholders. The Company shall not engage in any business activities, except to the extent necessary for preserving the values of the Company’s assets, winding up its business and affairs, discharging and paying all Company liabilities and distributing the Company’s assets to its shareholders in accordance with the Plan and the Company’s articles of incorporation.

      3. All the debts, obligations and liabilities of the Company shall first be paid and discharged, and all the remaining assets of the Company, if any, shall be distributed to the shareholders of the Company at such time and in such manner as may be deemed necessary or appropriate by the Board of Directors.

      4. In the course of the liquidation, the Board of Directors, acting in its discretion, shall have the authority to terminate the Company’s status as a real estate investment trust under Section 856-860 of the Internal Revenue Code of 1986, as amended.

      5. In the event that it should not be feasible, in the opinion of the Board of Directors, for the Company to pay, or adequately provide for, all debts and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the liquidation of the Company) at the time the final liquidation distribution is made, or, if earlier, the latest applicable date to avoid payment by the Company of Federal income taxes, or the Board of Directors shall determine for any other reason that it is advisable to form a liquidating trust, the Company shall transfer and assign, at such time as is determined by the Board of Directors, to a liquidating trust as designated by the Board of Directors (the “Liquidating Trust”) sufficient cash and property to pay, or adequately provide for, all such debts and liabilities and such other property as it shall have determined is appropriate. Upon such transfer and assignment, certificates for shares of common stock will be deemed to represent certificates for identical interests in the Liquidating Trust. The Liquidating Trust shall be constituted pursuant to a Liquidating Trust Agreement in such form as the Board of Directors may approve and its initial trustees shall be appointed by the Board of Directors, it being intended that the transfer and assignment to the Liquidating Trust pursuant hereto and the distribution to the shareholders of the beneficial interest therein shall constitute a part of the final liquidating distribution by the Company to the shareholders of their pro rata interest in the remaining amount of cash and other property held by or for the account of the Company. From and after the date of the Company’s transfer of cash and property to the Liquidating Trust, the Company shall have no interest of any character in and to any such cash and property and all of such cash and property shall thereafter be held by the Liquidating Trust solely for the benefit of an ultimate distribution to the shareholders, subject to any unsatisfied debts, liabilities and expenses. Adoption of the Plan will constitute the approval by the shareholders of the Liquidating Trust Agreement and the appointment of trustees.

      6. The appropriate officers of the Company shall execute and cause to be filed with the Michigan Department of Treasury and the Corporation Division of the Michigan Department of Consumer and Industry Services, and elsewhere as may be required or deemed appropriate, such documents, including, without limitation, a tax clearance request form and a certificate of dissolution, as may be required to dissolve the Company.

      7. If the Board of Directors of the Company so directs, the appropriate officers of the Company shall provide written notice to creditors as set forth in Section 841a of the Michigan Business Corporation Act and publication of notice of the Company’s dissolution as set forth in Section 842a of the Michigan Business Corporation Act.

      8. The Board of Directors of the Company, or the trustees of the Liquidating Trust, and such officers of the Company as the Board of Directors may direct, are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such further actions, to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as

A-1

may in their judgment be necessary or desirable in order to wind up expeditiously the affairs of the Company and complete the liquidation thereof, including, without limitation, (i) the execution of any contracts, deeds, assignments or other instruments or other instruments necessary or appropriate to sell or otherwise dispose of, any and all property of the Company, whether real or personal, tangible or intangible, (ii) the appointment of other persons to carry out any aspect of this Plan, (iii) the temporary investment of funds in such medium as the Board of Directors may deem appropriate, and (iv) the modification of this plan as may be necessary to implement this Plan. The death, resignation or other disability of any Director or officer of the Company shall not impair the authority of the surviving or remaining Directors or officers of the Company (or any persons appointed as substitutes therefor) to exercise any of the powers provided for in this Plan. Upon such death, resignation or other disability, the surviving or remaining Directors shall have the authority to fill the vacancy or vacancies so created, but the failure to fill such vacancy or vacancies shall not impair the authority of the surviving or remaining Directors or officers to exercise any of the powers provided for in this Plan.

      9. The Board of Directors may modify or amend the Plan without further action by the shareholders to the extent permitted under then current law.

      10. Dissolution proceedings pursuant to the Plan may be not be revoked by the Board of Directors without the approval of the shareholders of the Company pursuant to the procedures described in Section 811 of the Michigan Business Corporation Act.

A-2

Appendix B

MALAN’S ANNUAL REPORT ON FORM 10-K FOR

THE YEAR ENDED DECEMBER 31, 2001

B-1

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	To elect the nominees listed below to serve as Directors of Malan until their respective successors are duly elected and qualified.

FOR all nominees listed below

WITHHOLD AUTHORITY to vote for all nominees listed below.

EXCEPTIONS:

Nominees: Jeffrey D. Lewis, Paul Gray, Jill Holup, John P. Kramer and Edward J. Russell, III

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “exceptions” box and write that nominee’s name in the space provided.)

2.	To approve the Plan of Liquidation of Malan Realty Investors, Inc. A vote in favor of the plan of liquidation will also approve and ratify the transactions described in the proxy statement which Malan and its Board of Directors have undertaken in connection with the plan.

FOR Approval

AGAINST Approval

ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of address or comments mark here

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2002

Signature

Signature if held jointly

Votes must be indicated

(X) in black or blue ink.

     Please mark, sign, date and return the proxy card promptly using the enclosed postage paid envelope.

MALAN REALTY INVESTORS, INC.

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS – AUGUST 28, 2002

     The undersigned appoints Jeffrey Lewis and Paul Gray, and each or either of them (the “Proxies”), with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Malan Realty Investors, Inc. on Wednesday, August 28, 2002, and at any adjournment, and to vote at the meeting all shares of common stock that the undersigned is entitled to vote at the meeting in accordance with the following instructions and to vote in their judgment upon all other matters which may properly come before the meeting and any adjournment. The shares represented by this proxy will be voted in favor of Item (1) and Item (2) if no instruction is provided.

     The undersigned revokes any proxy previously given to vote at the annual meeting.

     (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.)

MALAN REALTY INVESTORS, INC. P.O. Box 11086 New York, NY 10203-0086